American Mutual Fund

April 30, 2015

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$240,267
Class B	$602
Class C	$8,026
Class F1	$14,304
Class F2	$25,687
Total	$288,886
Class 529-A	$7,288
Class 529-B	$56
Class 529-C	$1,152
Class 529-E	$329
Class 529-F1	$615
Class R-1	$497
Class R-2	$1,789
Class R-2E	$0*
Class R-3	$6,153
Class R-4	$8,590
Class R-5	$3,932
Class R-6	$62,792
Total	$93,193

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.4000
Class B	$0.2500
Class C	$0.2500
Class F1	$0.3900
Class F2	$0.4400
Class 529-A	$0.3800
Class 529-B	$0.2200
Class 529-C	$0.2400
Class 529-E	$0.3400
Class 529-F1	$0.4200
Class R-1	$0.2500
Class R-2	$0.2600
Class R-2E	$0.4000
Class R-3	$0.3300
Class R-4	$0.3900
Class R-5	$0.4500
Class R-6	$0.4500

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	616,521
Class B	2,093
Class C	32,665
Class F1	38,087
Class F2	61,747
Total	751,113
Class 529-A	19,823
Class 529-B	225
Class 529-C	4,985
Class 529-E	997
Class 529-F1	1,491
Class R-1	2,013
Class R-2	7,047
Class R-2E	1
Class R-3	17,832
Class R-4	22,425
Class R-5	7,794
Class R-6	151,248
Total	235,881

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$37.42
Class B	$37.14
Class C	$36.95
Class F1	$37.28
Class F2	$37.41
Class 529-A	$37.34
Class 529-B	$37.26
Class 529-C	$37.15
Class 529-E	$37.21
Class 529-F1	$37.39
Class R-1	$37.07
Class R-2	$37.04
Class R-2E	$37.38
Class R-3	$37.16
Class R-4	$37.31
Class R-5	$37.42
Class R-6	$37.43

*Amount less than one thousand